EXHIBIT J(2)

POWER OF ATTORNEY

     The Undersigned Trustees of MML Series Investment Fund (the “Trust”), do hereby constitute and appoint Thomas M. Kinzler, Andrew M. Goldberg and J.B. Kittredge, and each of them individually, as his or her true and lawful attorneys and agents.

     Such attorneys and agents shall have full power of substitution and to take any and all action and execute any and all instruments on the Undersigned’s behalf as Trustees of the Trust that said attorneys and agents may deem necessary or advisable to enable the Trust to comply with the Securities and Exchange Commission (the “Commission”) thereunder. This power of attorney applies to the registration, under the 1933 Act and the 1940 Act, of shares of beneficial interest of the Trust to be offered by the Trust. It specifically authorizes such attorneys and agents to sign the Undersigned’s names on his or her behalf as Trustees to the Registration Statements and to any instruments or documents filed or to be filed with the Commission under the 1933 Act and the 1940 Act in connection with such Registration Statements, including any and all amendments to such statements, documents or instruments.

     The Undersigned hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the Undersigned has set his or her hand on this 19th day of April, 2001.

/s/ Stuart H. Reese	/s/ Ronald J. Abdow

Stuart H. Reese	Ronald J. Abdow

/s/ Richard H. Ayers	/s/ Mary E. Boland

Richard H Ayers	Mary E. Boland

/s/ David E.A. Carson	/s/ Richard G. Dooley

David E.A. Carson	Richard G. Dooley

/s/ Richard W. Greene

Richard W. Greene	Beverly L. Hamilton

/s/ F. William Marshall, Jr.	/s/ Charles J. McCarthy, Jr.

F. William Marshall, Jr.	Charles J. McCarthy, Jr.

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